Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 29, 2013		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Sales Decline on Weak European Demand

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has announced results for its second quarter ending December 31, 2012.

Sales for the second quarter were $8,642,031 compared to $9,990,771 for the same period one year ago, a 13.5% decrease. Net income fell by 59.3% to $338,688, compared to $831,212 for the second quarter last year. Diluted earnings per share for the quarter were $0.05 compared with $0.11 in the same period one year ago.

Sales for the six months ended December 31, 2012 were $17,556,893 compared to $18,745,556 for the same period one year ago, a 6.3% decrease. Net income fell by 36.6% to $704,841, compared to $1,111,809 for the same period one year ago. Diluted earnings per share for the six months were $0.10 compared with $0.15 in the same period one year ago.

"European distributors have experienced declining demand from their customer base which translates into lower sales for Koss. Sales to U.S. domestic retailers held up with new customers helping to offset declines in revenue," Michael J. Koss, President and CEO, told employees here today. "The European economy continues to be soft. In addition, certain export orders were disrupted and not shipped at the end of December due to the threatened dockworker strike on the Eastern Seaboard."

Koss added that over the last several years, the Company invested in software development tied to its Striva product line. Those costs are now being amortized, which has increased costs and lowered earnings. The Company is expecting to launch several new products, based on this technology, in the next 6-12 months.

The Company will pay a dividend of $0.06 cents per share on April 15, 2013, to shareholders of record on March 29, 2013.

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results

Exhibit 99.1

to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2012	2011	2012	2011
Net sales	$8,642,031	$9,990,771	$17,556,893	$18,745,556
Cost of goods sold	5,884,424	6,191,266	11,548,115	11,617,809
Gross profit	2,757,607	3,799,505	6,008,778	7,127,747
Operating Expenses:
Selling, general and administrative expenses	3,003,488	2,924,733	6,022,239	5,809,919
Unauthorized transaction related recoveries, net	(812,344)	(469,519)	(1,195,071)	(519,933)
Total Operating Expenses	2,191,144	2,455,214	4,827,168	5,289,986
Income from operations	566,463	1,344,291	1,181,610	1,837,761
Other Income (Expense):
Interest income	—	—	10	—
Interest expense	(27,206)	(24,012)	(56,515)	(64,538)
Total Other Income (Expense), net	(27,206)	(24,012)	(56,505)	(64,538)
Income before income tax provision	539,257	1,320,279	1,125,105	1,773,223
Income tax provision	200,569	489,067	420,264	661,414
Net income	$338,688	$831,212	$704,841	$1,111,809
Income per common share:
Basic	$0.05	$0.11	$0.10	$0.15
Diluted	$0.05	$0.11	$0.10	$0.15
Dividends declared per common share	$0.06	$0.06	$0.12	$0.12

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